Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® U.S. Aerospace & Defense ETF, the MSCI EAFE® Index and the State Street® Energy Select Sector SPDR® ETF due February 23, 2029

Term Sheet dated February 9, 2026

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The iShares® U.S. Aerospace & Defense ETF (the “ITA Fund”), the MSCI EAFE® Index (the “MXEA Index”) and the State Street® Energy Select Sector SPDR® ETF (the “XLE Fund”) (each an “Underlier” and collectively the “Underliers”)
Pricing Date:	February 19, 2026
Issue Date:	February 24, 2026
Final Calculation Day:	February 20, 2029
Stated Maturity Date:	February 23, 2029
Face Amount:	$1,000 per security
Contingent Coupon Payment:	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the lowest performing Underlier on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12.
Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day, provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 10.40% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the lowest performing Underlier on any of the calculation days scheduled to occur in February, May, August and November of each year from August 2026 to November 2028, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment.
Calculation Days:	Monthly, on the 19th day of each month, commencing March 2026 and ending February 2029, provided that the February 2029 calculation day will be the final calculation day
Call Settlement Date:	The contingent coupon payment date immediately following the applicable calculation day
Maturity Payment Amount, if the Securities Are Not Automatically Called (per Security):

•

if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

•

if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

Lowest Performing Underlier:	For any calculation day, the Underlier with the lowest performance factor on that calculation day
Performance Factor:	With respect to a Underlier on any calculation day, its closing value on that calculation day divided by its starting value (expressed as a percentage)
Starting Value:	For each Underlier, its closing value on the pricing date
Ending Value:	For each Underlier, its closing value on the final calculation day

Summary of Terms (continued)

Coupon Threshold Value:	For each Underlier, 70% of its starting value
Downside Threshold Value:	For each Underlier, 70% of its starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee. In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services
CUSIP:	78017UGM6

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will have full downside exposure to the decrease in the value of that Underlier from its starting value, and you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlier, but you will have full downside exposure to the lowest performing Underlier on the final calculation day if its ending value is less than its downside threshold value.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $903.50 and $953.50 per security and will be less than the original offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326001856/dp241286_424b2-wfceln368wof.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Downside Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If Any Other Underlier Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlier.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlier.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Underlier On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlier.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Contingent Coupon Payment Date, A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Underliers

•	The Equity Securities Composing The ITA Fund Are Concentrated In The Aerospace And Defense Sector.

•	A Limited Number Of Stocks Held By The ITA Fund May Affect Its Price, And The Stocks Held By The ITA Fund Are Not Necessarily Representative Of The Aerospace And Defense Sector.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To the MXEA Index.

•	The Value Of the MXEA Index Is Subject To Currency Exchange Risk.

•	The Equity Securities Composing The XLE Fund Are Concentrated In The Energy Sector.

•	Investing In The Securities Is Not The Same As Investing In The Underliers Or The Securities Held By The Funds.

•	Historical Values Of An Underlier Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	Changes That Affect Either Fund, Its Fund Underlying Index Or The MXEA Index May Adversely Affect The Value Of The Securities And Any Payment On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By Either Fund, Included In Its Fund Underlying Index Or Included In The MXEA Index.

•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor, Fund Underlying Index Sponsor Or MXEA Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of Either Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With Either Fund.

•	Anti-dilution Adjustments Relating To The Shares Of Either Fund Do Not Address Every Event That Could Affect Such Shares.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.